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                                                          December 17, 1997


FOR IMMEDIATE RELEASE
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Contact:    John L. Teeger, Secretary, HealthRite Inc.
            212-829-0900


                                HEALTHRITE INC.
          ANNOUNCES POSTPONEMENT OF ITS ANNUAL MEETING OF STOCKHOLDERS

         New York, New York, December 17, 1997 -- HealthRite Inc.
(Nasdaq:HLRT), announced today that the Board of Directors of the Company has authorized the postponement of the Annual Meeting of Stockholders to January 9, 1998 from December 17, 1997 and the relocation of the Meeting to the University Club, 1 West 54th Street, New York, New York.

         The Company advised that the postponement was the result of the lack of response from holders of approximately 800,000 shares of the Common Stock of the Company (representing approximately 20% of the outstanding shares) with respect to the issues being presented at the Meeting, namely the election of seven directors of the Company and the proposal to amend the Company's Stock Option Plan. The Company stated that in view of the importance of these issues, management believes that as many stockholders as possible should have the opportunity to express their views, and the postponement should allow that to occur.

         In this respect, it noted that the Proxy Statement of the Company was not distributed to the stockholders until on or after November 21, 1997, and the distribution of the Proxy Statements of the Committee (the "Committee in Opposition") proposing a slate of seven directors in opposition to the management's slate did not commence until on or about December 3, 1997.

         Management also believes that the postponement will permit the Company to inform all the stockholders of the material misstatements and omissions contained in the Committee in Opposition's proxy materials which have been distributed to the stockholders. In this respect, management anticipates the distribution of additional materials to the stockholders shortly.

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